NEWS RELEASE

CONTACT:  Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES, INC. ANNOUNCES
THE SIGNING OF A DEFINITIVE AGREEMENT TO ACQUIRE THE ASSETS OF
D&F DISTRIBUTORS, INC.

Houston, Texas, November 23, 2010 – DXP Enterprises, Inc. (NASDAQ:  DXPE) announced today the signing of a definitive agreement to acquire substantially all the assets of D&F Distributors, Inc. (“D&F”).   The acquisition is expected to close effective November 30, 2010.  The purchase price of $13.4 million is estimated to consist of approximately $7.5 million to be paid in cash, approximately $2.8 million in the form of promissory notes bearing interest at a rate of 5%, and approximately $3.1 million in the form of shares of DXP common stock.  The allocation of the purchase price between cash, notes and common stock will be determined based upon the amount of D&F debt outstanding on the effective closing date.  The cash portion of the purchase price will be funded by borrowings under DXP’s existing credit facility.

D&F is headquartered in Indiana and operates out of six locations in Indiana, Kentucky, Tennessee and Ohio.  D&F distributes and services industrial, commercial and municipal pumps and fabricates pump packages.

The 2010 annualized sales and EBITDA (earnings before interest, taxes, depreciation and amortization) for the acquired business are approximately $22 million and $2.8 million, respectively.

David Little, Chief Executive Officer, stated, “D&F is a quality company with great people and excellent pump product expertise.  We are excited with the geography and markets they cover and we look forward to our future success together.”

Mac McConnell, Chief Financial Officer, stated, “We anticipate this acquisition to be immediately accretive to earnings.”

DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908.  DXP provides innovative pumping solutions, integrated supply and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, and electrical and industrial supplies.  DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for its customers.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.

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